EXHIBIT 10.1
THIRD AMENDMENT TO CREDIT AGREEMENT
THIS THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of February 5, 2013 (this "Amendment") is by and among JPMORGAN CHASE BANK, N.A., a national banking association (the "Bank"), ORION ENERGY SYSTEMS, INC., a Wisconsin corporation (the "Borrower"), ORION ASSET MANAGEMENT, LLC, a Wisconsin limited liability company ("OAM"), CLEAN ENERGY SOLUTIONS, LLC, a Wisconsin limited liability company ("CES"), and GREAT LAKES ENERGY TECHNOLOGIES, LLC, a Wisconsin limited liability company ("GLET" and together with the Borrower, OAM and CES, each individually, a "Loan Party" and collectively, the "Loan Parties"), and amends and supplements that certain Credit Agreement dated as of June 30, 2010, as amended to date (as so amended, the "Credit Agreement"), by and among the Bank and the Loan Parties.
RECITALS
A.    Events of Default have occurred under (i) section 7.1(c) of the Credit Agreement because the Loan Parties have violated (1) section 6.12 of the Credit Agreement (Funded Debt to EBITDA Ratio) as of September 30, 2012, (2) section 6.13 of the Credit Agreement (Debt Service Coverage Ratio) as of September 30, 2012 and (3) section 5.9(a) of the Credit Agreement; (ii) section 7.1(e) of the Credit Agreement (because of the same violations described in (i) above); and (iii) section 7.1(m) of the Credit Agreement (because of the same violations described in (i) above) (collectively, the "Existing Defaults").
B.    The Loan Parties have requested that the Bank waive the Existing Defaults.
C.    The Bank has agreed to waive the Existing Defaults on the terms and conditions set forth herein.
D.    The parties desire to amend and supplement the Credit Agreement as provided below.
AGREEMENTS
In consideration of the recitals, the promises and agreements set forth in the Credit Agreement, as amended hereby, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Definitions and References. Capitalized terms not otherwise defined herein have the meanings assigned in the Credit Agreement. All references to the Credit Agreement contained in the Collateral Documents and the other Loan Documents shall, upon fulfillment of the conditions specified in section 3 below, mean the Credit Agreement as amended by this Amendment.
2.    Amendments.
(a)    Section 1.1 of the Credit Agreement is amended by inserting the following defined term to appear in proper alphabetical order therein:

"Unencumbered Liquidity" means, at any determination date, an amount equal to (a) the amount available to be borrowed as Revolving Loans under section 2.1 on such determination date plus (b) the aggregate amount of the Loan Parties' funds on deposit with the Bank on such determination date.
(b)    Section 1.1 of the Credit Agreement is amended by deleting the following defined terms therefrom:
"Funded Debt"
"Funded Debt to EBITDA Ratio"
(c)    Section 2.12(b) of the Credit Agreement is amended and restated in its entirety to read as follows:
(b)    Applications. At any time prior to the Revolving Note Maturity Date, the Bank shall, at the request of the Borrower, issue one or more Letters of Credit in Dollars, in a form satisfactory to the Bank, in an aggregate face amount as set forth above, upon the receipt of a letter of credit application duly executed by the Borrower. The Letters of Credit shall have expiration dates no later than the earlier of (y) 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or (z) 5 days prior to the Revolving Note Maturity Date; provided that Letters of Credit may provide for an expiration date that is up to one (1) year following the Revolving Note Maturity Date if the Borrower deposits in an account with the Bank, in its name, an amount in cash equal to 105% of the face amount of all such Letters of Credit. Notwithstanding anything contained in any letter of credit application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in section 2.12(d) hereof and (ii) if the Bank is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower's obligation to reimburse the Bank for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Daily Borrowing LIBOR Rate from time to time in effect.
(d)    Section 6.7 of the Credit Agreement is amended by inserting the word "and" after subsection (j) thereof, deleting the word "and" after subsection (k) thereof and deleting subsection (l) therefrom in its entirety.
(e)    Section 6.12 of the Credit Agreement is amended and restated in its entirety to read as follows:
6.12    Financial Covenants.
(a)    Unencumbered Liquidity. Permit, the average daily Unencumbered Liquidity to be less than $20,000,000 during any period of three consecutive Business Days.

(b)    Minimum EBITDA. Permit, EBITDA to be less than $1,000,000 as of the last day of any fiscal quarter for the 3-month period ending on such date.
(f)    Section 6.13 of the Credit Agreement is amended and restated in its entirety to read as follows:
6.13    Transactions with Affiliates. Enter into or be a party to any transaction with any of its Affiliates that is not a Loan Party except as otherwise provided herein (including to consummate a Permitted Financing) or in the ordinary course of business and upon fair and reasonable terms which are no less favorable in any material respect than a comparable arm's length transaction with an entity which is not an Affiliate, except for (a) any employment or severance agreement and any amendment thereto entered into in the ordinary course of business; (b) the payment of reasonable directors' fees and benefits; (c) the provision of officers' and directors' indemnification and insurance in the ordinary course of business; (d) non-interest bearing intercompany loans or other advances in the ordinary course of business and consistent with past practice permitted by section 6.7; (e) the payment of employee salaries, bonuses and employee benefits in the ordinary course of business; and (f) capital contributions made by the Borrower to, and loans constituting Subordinated Debt made by the Borrower to, any of the Loan Parties as set forth in sections 6.2 and 6.7.
3.    Effectiveness of the Amendment. This Amendment shall become effective upon execution and delivery hereof by the parties and receipt by the Bank of
(a)    a certificate of each Loan Party, dated the date hereof and executed by an officer or manager of such Loan Party, which shall certify (i) the resolutions of its Board of Directors, members, managers or other body authorizing the execution, delivery and performance of this Amendment, and the transactions contemplated hereby and thereby, (ii) that the organizational documents of such Loan Party previously delivered to the Bank remain in full force and effect, unamended as of the date hereof, (iii) the name, title and true signatures of the officers, managers or members of such Loan Party, authorized by the resolutions to execute, deliver and perform its obligations under this Amendment, and the transactions contemplated hereby and (iv) a certificate of status for such Loan Party from its jurisdiction of organization; and
(b)    such other amendments, forms, certificates, agreements, documents and instruments as the Bank may reasonably request.
4.    Limited Waiver. The Bank waives the Existing Defaults. Other than the waiver of the Existing Defaults, nothing contained herein nor the making of future Loans under the Credit Agreement shall be construed by any Loan Party as a waiver by the Bank of: [a] any of its right and remedies under the Credit Agreement, the Loan Documents, at law or in equity or [b] such Loan Party's continued compliance with each representation, warranty, covenant and provision of the Credit Agreement and the other Loan Documents. Each Loan Party acknowledges and agrees that other than with respect to the waiver of the Existing Defaults, no waiver of any provision of the Credit Agreement or the other Loan Documents by the Bank has occurred (or will occur by the making of future Loans under the Credit Agreement) and that nothing contained herein shall impair the right of the Bank to require strict performance by each Loan Party of the Credit Agreement and the other Loan Documents. Further, as provided in section 9.9 of the Credit Agreement, each Loan Party acknowledges and agrees that no delay by the Bank in exercising any right, power or privilege under the Credit Agreement or any other Loan Document shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege thereunder shall preclude other or further exercise thereof or the exercise of any other right, power or privilege.
5.    Representations and Warranties. Each of the Loan Parties represents and warrants to the Bank that:
(a)    The execution and delivery of this Amendment and the other agreements, documents and instruments referred to in section 3, is within its power and authority, has been duly authorized by all proper action on the part of such Loan Party, is not in violation of any existing law, rule or regulation of any governmental agency or authority, any order or decision of any court, the organizational documents of such Loan Party or the terms of any agreement, restriction or undertaking to which such Loan Party is a party or by which it is bound, and do not require the approval or consent of the holders of Equity Interests of any of the Loan Parties, any governmental body, agency or authority or any other person or entity other than those consents and approvals in full force and effect.
(b)    This Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(c)    After giving effect to the waiver of the Existing Defaults, the representations and warranties contained in the Credit Agreement are correct and complete as of the date of this Amendment (except to the extent such representation or warranty relates to a stated earlier date in which case it shall continue to be true and correct as of such date), and no condition or event exists or act has occurred that, with or without the giving of notice or the passage of time, would constitute a Default or an Event of Default under the Credit Agreement.
6.    Miscellaneous.
(a)    Expenses and Fees. The Loan Parties, jointly and severally, agree to pay on demand all reasonable out-of-pocket costs and expenses paid or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, and all amendments, forms, certificates agreements, documents and instruments related hereto and thereto, including the reasonable fees and expenses of the Bank's outside counsel.
(b)    Amendments and Waivers. This Amendment may not be changed or amended orally, and no waiver hereunder may be oral, but any change or amendment hereto or any waiver hereunder must be in writing and signed by the party or parties against whom such change, amendment or waiver is sought to be enforced.

(c)    Headings. The headings in this Amendment are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Amendment.
(d)    Affirmation. Each party hereto affirms and acknowledges that the Credit Agreement as amended by this Amendment remains in full force and effect in accordance with its terms, as amended hereby.
(e)    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart hereto by facsimile or by electronic transmission of a portable document file (PDF or similar file) shall be as effective as delivery of a manually executed counterpart signature page hereto.
7.    Acknowledgment, Consent and Reaffirmation of Guaranty. Each of the Loan Guarantors hereby acknowledges that pursuant to the Credit Agreement, it has absolutely and unconditionally guaranteed to the Bank the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Guaranteed Obligations, as affected hereby; acknowledges, consents and agrees to the Bank and the Borrowers entering into this Amendment; and reaffirms that its obligations under the Credit Agreement, as amended hereby, remain in full force and effect.
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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Richard B. Bennett
Richard B. Bennett, Authorized Signor

BORROWER:

ORION ENERGY SYSTEMS, INC.

By:	/s/ Scott R. Jensen
Scott R. Jensen, Chief Financial Officer

LOAN PARTIES:

ORION ASSET MANAGEMENT, LLC

By:	/s/ Scott R. Jensen
Scott R. Jensen, Manager

CLEAN ENERGY SOLUTIONS, LLC

By:	/s/ Scott R. Jensen
Scott R. Jensen, Manager

GREAT LAKES ENERGY
TECHNOLOGIES, LLC

By:	/s/ Scott R. Jensen
Scott R. Jensen, Manager

Signature Page to Third Amendment to Credit Agreement